Sun Communities, Inc. Announces Closing of Acquisition
FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Southfield, MI, November 19, 2012 - Sun Communities, Inc. (NYSE: SUI) (the "Company"), a real estate investment trust that owns and operates manufactured housing and recreational vehicle communities, today announced that it has closed on its previously announced acquisition of four manufactured housing communities for a purchase price of $71.1 million. The Company also purchased related manufactured homes, promissory notes and installment sales contracts. These four communities are comprised of 1,996 manufactured housing sites. The Company also has provided $15.0 million of mezzanine financing subordinated to $45.9 million of third-party senior debt for two additional manufactured housing communities, as previously announced. The Company entered into management agreements under which it will manage and operate these two communities which are comprised of 1,598 manufactured housing sites.

“The acquisition marketplace continues to offer opportunities for accretive purchases of communities. These acquisitions provide additional sources of growth through rental increases and occupancy growth, which complement the strong performance of our core portfolio as it moves toward and above 90 percent occupancy,” said Gary A. Shiffman, Chairman and CEO. “We expect to stay active in the market as we continue to see attractive opportunities to enhance earnings growth,” Shiffman added.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 171 communities comprising approximately 61,300 developed sites.
For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

Forward Looking Statements
This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate", "guidance" and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.
These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled "Risk Factors" contained in our Form 10-K for the year ended December 31, 2011, and the Company's other periodic filings with the Securities and Exchange Commission.
The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.